Exhibit 10.1

INVESTMENT ADVISORY AND
ADMINISTRATIVE SERVICES
AGREEMENT

BETWEEN

BDCA VENTURE, INC.

AND

BDCA VENTURE ADVISER, LLC

This Agreement (this “Agreement”) made this 1st day of July, 2014 (the “Effective Date”), by and between BDCA VENTURE, INC. f/k/a KEATING CAPITAL, INC., a Maryland corporation (the “Company”), and BDCA VENTURE ADVISER, LLC f/k/a KEATING INVESTMENTS, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Adviser currently provides investment advisory and administrative services to the Company pursuant to that certain Amended and Restated Investment Advisory Agreement by and the Adviser and the Company dated as of May 14, 2009 (the “Existing Advisory Agreement”); and

WHEREAS, the Existing Advisory Agreement was last approved by the Company’s Board of Directors, including a majority of directors who are not “interested persons,” as such term is defined under the 1940 Act (the “Non-interested Directors”), on April 9, 2014; and

WHEREAS, the members of the Adviser have agreed to sell 100% of the issued and outstanding equity interests of the Adviser (the “Transaction”) to BDCA Adviser, LLC (“BDCA Adviser”) pursuant to a purchase agreement (the “Purchase Agreement”) and, upon the consummation of the Transaction, the Adviser will become a wholly-owned subsidiary of BDCA Adviser; and

WHEREAS, as a result of the expected change of control of the Adviser resulting from the Transaction, an assignment of the Existing Advisory Agreement under the 1940 Act is expected to occur, which assignment will automatically terminate the Existing Advisory Agreement consistent with the terms of the Existing Advisory Agreement (except for the provisions that are required to stay in full force and effect pursuant to its terms) and in accordance with its terms as required by Section 15 of the 1940 Act; and

WHEREAS, in order for the Adviser to continue to serve as the investment adviser as a subsidiary of BDCA Adviser to the Company, the stockholders of the Company must approve this Agreement and, in anticipation of this assignment and termination, at an in-person meeting on April 9, 2014, the Company’s Board of Directors (the “Board”) (including a majority of the Non-interested Directors approved this Agreement and voted unanimously to recommend that the Company’s stockholders approve this Agreement; and

WHEREAS, this Agreement was approved by the Company’s stockholders at the Company’s annual meeting of stockholders held on June 16, 2014; and

WHEREAS, this Agreement will become effective on the date of the closing of the Transaction, which same be referred to herein as the Effective Date, and the Existing Advisory Agreement will terminate on the Effective Date; and

WHEREAS, the closing of the Transaction occurred on the Effective Date;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Duties of the Adviser.

(a)           Retention of Adviser. The Company hereby employs the Adviser to act as the investment adviser to the Company and to manage the investment and reinvestment of the assets of the Company, subject to the supervision of the Board, for the period and upon the terms herein set forth:

(i)
In accordance with the investment objective, policies and restrictions that are set forth in the Company’s Registration Statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”), on October 2, 2013, as amended or supplemented from time to time (the “Registration Statement”); and

(ii)
During the term of this Agreement in accordance with all applicable federal and state laws, rules and regulations, and the Company’s articles of incorporation and bylaws, in each case as amended from time to time (the “Charter Documents”),

(b)           Responsibilities of Adviser. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement:

(i)	Determine the composition and allocation of the portfolio of the Company, the nature and timing of the changes therein and the manner of implementing such changes;

(ii)	Identify, evaluate and negotiate the structure of the investments made by the Company;

(iii)	Execute, monitor and service the Company’s investments;

(iv)	Determine the securities and other assets that the Company purchases, retains, or sells; and

(v)	Provide the Company with such other investment advisory, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

(c)           Power and Authority. To facilitate the Adviser’s performance of these undertakings, but subject to the restrictions contained herein, the Company hereby delegates to the Adviser, and the Adviser hereby accepts, the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to acquire debt financing, the Adviser shall arrange for such financing on the Company’s behalf, subject to the oversight and approval of the Board.

(d)           Administrative Services. Subject to the supervision, direction and control of the Board, the provisions of the Charter Documents, and applicable federal and state law, the Adviser shall perform, or cause to be performed by other persons, all administrative services in connection with the operation of the Company. Without limiting the generality of the foregoing, the Adviser shall provide the Company with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Adviser, subject to review by the Board of the Company, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Adviser shall also, on behalf of the Company, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Adviser shall make reports to the Board of its performance of obligations hereunder and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Company as it shall determine to be desirable. The Adviser shall be responsible for the financial and other records that the Company is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the SEC. In addition, the Adviser will assist the Company in determining and publishing the Company’s net asset value, overseeing the preparation and filing of the Company’s tax returns, and the printing and dissemination of reports to stockholders of the Company, and generally overseeing the payment of the Company’s expenses and the performance of administrative and professional services rendered to the Company by others.

(e)           Acceptance of Employment. The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein, subject to the limitations contained herein.

(f)           Sub-Advisers. The Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective, policies and restrictions, and work, along with the Adviser, in sourcing, structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of the Adviser and the Company.

(i)	The Adviser and not the Company shall be responsible for any compensation payable to any Sub-Adviser.

(ii)
Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act, including without limitation the requirements relating to Board and Company shareholder approval thereunder, and other applicable federal and state law.

(iii)
Any Sub-Adviser shall be subject to the same fiduciary duties imposed on the Adviser pursuant to this Agreement, the Investment Company Act and the Advisers Act, as well as other applicable federal and state law.

(g)           Independent Contractor Status. The Adviser shall, for all purposes herein provided, be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(h)           Record Retention. Subject to review by and the overall control of the Board, the Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Company and shall specifically maintain all books and records with respect to the Company’s portfolio transactions and shall render to the Board such periodic and special reports as the Board may reasonably request or as may be required under applicable federal and state law, and shall make such records available for inspection by the Board and its authorized agents, at any time and from time to time during normal business hours. The Adviser agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request and upon termination of this Agreement pursuant to Section 9, provided that the Adviser may retain a copy of such records.

2.	Company’s Responsibilities and Expenses Payable by the Company.

(a)           Adviser Personnel. All personnel of the Adviser, when and to the extent engaged in providing investment advisory services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, shall be provided and paid for by the Adviser, and not by the Company.

(b)           Costs. To the extent applicable, the Company, either directly or through reimbursement to the Adviser, shall bear all other costs and expenses of its operations and transactions, including (without limitation) fees and expenses relating to amounts paid to third parties for administrative services; the investigation and monitoring of the Company’s investments; the cost of calculating the Company’s net asset value; the cost of effecting sales and repurchases of shares of the Company’s common stock and other securities; management and incentive fees payable pursuant to the investment advisory agreement; fees payable to third parties relating to, or associated with, making investments and valuing investments (including third-party valuation firms), transfer agent and custodial fees, fees and expenses associated with marketing efforts (including attendance at investment conferences and similar events); the salary, bonus and benefits payable to the Company’s Chief Financial Officer, Chief Compliance Officer, and administrative support staff; federal and state registration fees; all costs of registration and listing the Company’s shares on any securities exchange, including any exchange listing fees; federal, state and local taxes; Independent Directors’ fees and expenses; brokerage commissions; costs of proxy statements; stockholders’ reports and notices; costs of preparing government filings, including periodic and current reports with the SEC; fidelity bond, directors and officers/errors and omissions liability insurance and any other insurance premiums; direct costs such as printing, mailing, long distance telephone, staff, independent accountants and outside legal costs; and all other expenses incurred by the Company in connection with administering the Company’s business, including the Company’s allocable portion of rent.

(c)           Periodic Reimbursement. Expenses incurred by the Adviser on behalf of the Company and payable pursuant to this Section 2 shall be reimbursed periodically but no less than quarterly to the Adviser. The Adviser shall prepare a statement documenting the expenses of the Company and the calculation of the reimbursement and shall deliver such statement to the Company prior to full reimbursement.

3.             Compensation of the Adviser.

The Company agrees to pay, and the Adviser agrees to accept, as compensation for the investment advisory services provided by the Adviser hereunder, a base management fee (“Base Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Adviser may agree to temporarily or permanently waive, in whole or in part, the Base Management Fee and/or the Incentive Fee. See Appendix A for examples of how the Incentive Fees are calculated.

(a)           Base Management Fee. The Base Management Fee shall be calculated at an annual rate of two percent (2%) of the Company’s gross assets. The Base Management Fee shall be payable monthly in arrears, and shall be calculated based on the value of the Company’s gross assets at the end of the most recently completed calendar quarter and appropriately adjusted for any equity capital raises or repurchases during the current calendar quarter. The Base Management Fee for any partial month or quarter shall be appropriately pro rated. The Base Management Fee shall begin accruing on the Effective Date.

(b)           Incentive Fee. The Incentive Fee shall be determined and payable in arrears as of the end of each calendar year (and upon termination of this Agreement, as set forth below), commencing with the calendar year ending December 31, 2014.

The Incentive Fee for a calendar year shall be an amount equal to twenty percent (20%) of the Company’s realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid Incentive Fees, with respect to each of the investments in the Company’s portfolio; provided that the Incentive Fee determined as of December 31, 2014 will be calculated for a period of shorter than twelve calendar months to take into account any realized capital gains computed net of all realized capital losses and unrealized capital depreciation the period beginning on the Effective Date and ending on December 31, 2014. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying the Incentive Fee.

An example setting forth the operation of the Incentive Fee is attached as Appendix A.

4.	Brokerage Commissions

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company.

5.	Covenants of the Adviser

The Adviser covenants that it has registered as an investment adviser under the Advisers Act and will maintain such registration. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

6.	Other Activities of the Adviser.

The services of the Adviser to the Company are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, member (including its members and the owners of its members), officer or employee of the Adviser to engage in any other business or to devote his time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that Directors, officers, and stockholders of the Company are or may become interested in the Adviser and its affiliates, as Directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and Directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Company as stockholders or otherwise.

7.	Responsibility of Dual Directors, Officers and/or Employees.

If any person who is a manager, partner, member, officer or employee of the Adviser is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such manager, partner, member, officer and/or employee of the Adviser shall be deemed to be acting in such capacity solely for the Company, and not as a manager, partner, member, officer or employee of the Adviser or under the control or direction of the Adviser, even if paid by the Adviser.

8.	Indemnification.

The Adviser (and its officers, managers, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser) (collectively, the “Indemnified Parties”) shall not be liable to the Company for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services, and the Company shall indemnify the Indemnified Parties and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the preceding sentence of this Section 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement.

9.	Effectiveness, Duration and Termination of Agreement.

(a)           Term and Effectiveness. This Agreement shall become effective as of the Effective Date. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (i) the vote of the Board, or by the vote of a majority of the outstanding voting securities of the Company; and (ii) the vote of a majority of the Company’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act.

(b)           Termination. This Agreement may be terminated at any time, without the payment of any penalty, by (a) the Company upon 60 days’ written notice to the Adviser, (i) upon the vote of a majority of the outstanding voting securities of the Company, or (ii) by the vote of the Company’s Independent Directors; or (b) by the Adviser upon 120 days’ written notice to the Company. If the Adviser voluntarily terminates the Agreement, it shall be responsible for all expenses incurred as a result of its withdrawal. This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Section 8 of this Agreement shall remain in full force and effect, and the Adviser shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c)           Payments to and Duties of Adviser Upon Termination.

(i)
After the termination of this Agreement, the Adviser shall not be entitled to compensation for further services provided hereunder except that it shall be entitled to receive from the Company within 30 days after the effective date of such termination all unpaid reimbursements and all earned but unpaid fees payable to the Adviser prior to termination of this Agreement.

(ii)	The investment adviser shall promptly upon termination:

(A)
Deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(B)	Deliver to the Board all assets and documents of the Company then in custody of the investment adviser; and

(C)	Cooperate with the Company to provide an orderly management transition.

10.	Other Goods and Services.

(a)           Provision of Services. In addition to the services to be provided under the Investment Advisory Agreement, the Company may accept goods or other services provided by the Adviser in connection with the operation of assets, provided that (i) the Adviser, as a fiduciary, determines such self-dealing arrangement is in the best interest of the Company; (ii) the terms pursuant to which all such goods or services are provided to the Company by the Adviser shall be embodied in a written contract, the material terms of which must be fully disclosed to the stockholders; (iii) the contract may only be modified with approval of holders of a majority of the outstanding voting securities of the Company; and (iv) the contract shall contain a clause allowing termination without penalty on 60 days’ notice. Without limitation to the foregoing, arrangements to provide such goods or other services must meet all of the following criteria: (i) the Adviser must be independently engaged in the business of providing such goods or services to persons other than its Affiliates and at least thirty-three percent (33%) of the Adviser’s associated gross revenues must come from persons other than its Affiliates; (ii) the compensation, price or fee charged for providing such goods or services must be comparable and competitive with the compensation, price or fee charged by persons other than the Adviser and its Affiliates in the same geographic location who provide comparable goods or services which could reasonably be made available to the Company; and (iii) except in extraordinary circumstances, the compensation and other material terms of the arrangement must be fully disclosed to the stockholders. Extraordinary circumstances are limited to instances when immediate action is required and the goods or services are not immediately available from persons other than the Adviser and its Affiliates.

(b)           Limitations. Notwithstanding the foregoing clause (a), if the Adviser is not engaged in the business to the extent required by such clause, the Adviser may provide to the Company other goods and services if all of the following additional conditions are met: (i) the Adviser can demonstrate the capacity and capability to provide such goods or services on a competitive basis; (ii) the goods or services are provided at the lesser of cost or the competitive rate charged by persons other than the Adviser and its Affiliates in the same geographic location who are in the business of providing comparable goods or services; (iii) the cost is limited to the reasonable necessary and actual expenses incurred by the Adviser on behalf of the Company in providing such goods or services, exclusive of expenses of the type which may not be reimbursed under applicable federal or state securities laws and (iv) expenses are allocated in accordance with generally accepted accounting principles and are made subject to any special audit required by applicable federal and state securities laws.

(c)           The term “Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

11.	Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

12.	Amendments.

This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the Investment Company Act.

13.	Entire Agreement; Governing Law.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Company is regulated as a business development company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

BDCA VENTURE, INC.

By:	/s/Timothy J. Keating

Name: Timothy J. Keating

Title: President and Chief Executive Officer

BDCA VENTURE ADVISER, LLC

By:	/s/ Timothy J. Keating

Name: Timothy J. Keating

Title: President

APPENDIX A

The following table sets forth various examples of the calculation of the Incentive Fee based on different levels of realized and unrealized gains and losses over a period of years. These calculations are based on the different assumptions set forth in the table:

Examples of Annual Incentive Fee for Capital Gains (all dollar amounts in millions)
Example 1
Year	Investment Description	Incentive Fee	Explanatory comments
1	Invested $5 in Company A stock and $10 in Company B stock.	$0	No incentive fee since as there are realized gains.
2	Sold Company A stock for $15 ($10 realized gain). Fair value of Company B stock at $20 ($10 unrealized gain)	$2.0	Incentive fee equals 20% of $10 realized gains. Unrealized gains do not affect calculation.
3	Fair value of Company B stock at $8 ($2 unrealized loss).	$0	No incentive fee as there are only unrealized loss in the year.
4	Sold Company B stock for $12 ($2 realized gain).	$0.4	Incentive fee equals 20% of cumulative realized gains of $12, or $2.4, less previously paid incentive fee of $2.
Example 2
Year	Investment Description	Incentive Fee	Explanatory comments
1	Invested $20 in Company A stock, $30 in Company B stock and $25 in Company C stock	$0	No incentive fee as there are no realized gains.
2	Sold Company A stock for $50 (realized gain $30). Fair value of Company B stock at $25 ($5 unrealized loss). Fair value of Company C stock at $25 (no unrealized gain or loss).	$5.0	Incentive fee equals 20% of $25 (which is the $30 realized gains less the $5 unrealized loss).
3	Sold Company C stock for $30 ($5 realized gain). Fair value of Company B stock at $27 ($3 unrealized loss)	$1.4	Incentive fee equals 20% of $32 (which is the $35 of realized gains less the $3 of unrealized losses), reduced by the $5 previously paid incentive fee.
4	Fair value of Company B stock at $35 ($5 unrealized gain).	$0	No incentive fee as there are no realized gains in year.
5	Sold Company B stock for $20 ($10 realized loss).	$0	No incentive fee as the 20% incentive fee on $25 (which is the $35 cumulative realized gains less the $10 realized losses) exceeds the $6.4 previously paid incentive fee.